Filed Pursuant to Rule 433
Registration No. 333-216286

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the MSCI Emerging Markets Index due January 2, 2020

Term Sheet to Pricing Supplement dated December 28, 2018

Summary of terms	Investment description

Issuer	Canadian Imperial Bank of Commerce

•    Linked to the MSCI Emerging Markets Index

•    Unlike ordinary debt securities, the securities do not pay interest at a specified rate or repay a fixed amount of principal at maturity. Instead, the securities provide for a Redemption Amount that may be greater than, equal to or less than the Principal Amount of the securities, depending on the performance of the Index from the Starting Level to the Ending Level.

•    The Redemption Amount will reflect the following terms:

If the level of the Index increases:

You will receive the Principal Amount plus 200% participation in the upside performance of the Index, subject to a maximum total return at maturity of 18% of the Principal Amount

If the level of the Index decreases, but the decrease is not by more than 7.50%, or does not change:

You will be repaid the Principal Amount

If the level of the Index decreases by more than 7.50%:

You will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 7.50%

•    Investors may lose up to 92.50% of the Principal Amount

•    All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce, and you will have no ability to pursue the securities included in the Index for payment; if the Issuer defaults on its obligations, you could lose some or all of your investment

•    No periodic interest payments or dividends

•    No exchange listing; designed to be held to maturity

Term	Approximately 1 year
Market Measure	MSCI Emerging Markets Index (the “Index”)
Pricing Date	December 28, 2018
Issue Date	January 4, 2019
Principal Amount	$1,000 per security (100% of par)
Redemption Amount	See “How the Redemption Amount is calculated” in this term sheet
Stated Maturity Date	January 2, 2020
Starting Level	962.63
Ending Level	The closing level of the Index on the Calculation Date
Capped Value	118% of the Principal Amount ($1,180 per security)
Threshold Level	890.43275, 92.50% of the Starting Level
Participation Rate	200%
Calculation Date	December 27, 2019
Calculation Agent	Canadian Imperial Bank of Commerce
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission	0.24%; dealers including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of up to 0.14%.
CUSIP / ISIN	13605WNY3 / US13605WNY39

The Issuer’s estimated value of the securities on the Pricing Date is $994.60 per security. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement, the accompanying prospectus supplement and prospectus.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on the Capped Value of 118% of the Principal Amount or $1,180 per $1,000 security, the participation rate of 200% and the Threshold Level equal to 92.50% of the Starting Level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Level and whether you hold your securities to maturity.

  Hypothetical returns

Hypothetical Ending Level	Hypothetical percentage change from the hypothetical Starting Level to the hypothetical Ending Level	Hypothetical Redemption Amount per security	Hypothetical pre-tax total rate of return

175.00	75.00%	$1,180.00	18.00%
150.00	50.00%	$1,180.00	18.00%
130.00	30.00%	$1,180.00	18.00%
120.00	20.00%	$1,180.00	18.00%
109.00	9.00%	$1,180.00	18.00%
105.00	5.00%	$1,100.00	10.00%
100.00(1)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
92.50	-7.50%	$1,000.00	0.00%
90.00	-10.00%	$975.00	-2.50%
85.00	-15.00%	$925.00	-7.50%
80.00	-20.00%	$875.00	-12.50%
75.00	-25.00%	$825.00	-17.50%
50.00	-50.00%	$575.00	-42.50%
25.00	-75.00%	$325.00	-67.50%
0.00	-100.00%	$75.00	-92.50%

 (1) The hypothetical Starting Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Level. The actual Starting Level is set forth under “Summary of terms” above.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Stated Maturity Date and the resulting pre-tax rates of return will depend on the actual Starting Level and Ending Level.

How the Redemption Amount is calculated

The Redemption Amount will be determined as follows:

•      If the Ending Level is greater than the Starting Level, the Redemption Amount will be equal to the lesser of:

(i)    $1,000 plus

(ii)   the Capped Value

•      If the Ending Level is less than or equal to the Starting Level, but greater than or equal to the Threshold Level, the Redemption Amount will be equal to $1,000

•      If the Ending Level is less than the Threshold Level, the Redemption Amount will be equal to $1,000 minus

In such a case, you will lose up to 92.50% of your Principal Amount.

* The graph above sets forth daily closing levels of the Index for the period from January 1, 2013 to December 28, 2018. The closing level on December 28, 2018 was 962.63. The historical performance of the Index is not an indication of the future performance of the Index during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement, the prospectus supplement and prospectus. Please review those risk disclosures carefully.

•	If The Ending Level Is Less Than The Threshold Level, You Will Receive At Maturity Less, And Up To 92.50% Less, Than The Principal Amount Of Your Securities.
•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Index.
•	Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.
•

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	Our Estimated Value Of The Securities Is Lower Than The Principal Amount Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During

The Term Of The Securities.
•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.
•	We, Wells Fargo Securities, And Our Respective Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks In Emerging Markets And International Securities Markets.
•	The Securities Will Be Subject To Currency Exchange Risk.
•	The Stated Maturity Date May Be Postponed In Certain Circumstances.
•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.
•

The Amount You Receive On The Securities Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Prospectus Supplement:

• The Issuer of a Security or Currency That Comprises an Index Could Take Actions That May Adversely Affect an Indexed Note.
• Investors in Indexed Notes Will Have No Ownership of the Underlying Securities.
• An Index to Which a Note Is Linked Could Be Changed or Become Unavailable.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. Canadian Imperial Bank of Commerce, Wells Fargo Securities and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

The MSCI Emerging Markets Index has been licensed for use in connection with these securities by Canadian Imperial Bank of Commerce. The securities are not sponsored, endorsed, sold, or promoted by MSCI Inc. and MSCI Inc. makes no representation regarding the advisability of investing in the securities.

THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY CIBC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE SECURITIES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADES NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE SECURITIES OR THE ISSUER OR OWNER OR THE SECURITIES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE SECURITIES INTO CONSIDERATION IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE SECURITIES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE SECURITIES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE SECURITIES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE SECURITIES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY A LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE SECURITIES, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.